As filed with the Securities and Exchange Commission on July 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1587626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Paya Lebar Road, #08-13

Paya Lebar Square

Singapore

(Address of principal executive offices)

Aeries Technology, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Ajay Khare

Chief Executive Officer

c/o Aeries Technology, Inc.

P.O. Box 309

Ugland House, South Church Street,

George Town, Grand Cayman KY1-1104

(Name and address of agent for service)

(919) 228-6404

(Telephone number, including area code, of agent for service)

Copies to:

Julie Rizzo

K&L Gates LLP

301 Hillsborough Street

Suite 1200

Raleigh, North Carolina 27603

Tel: (919) 743-7336

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Aeries Technology, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional 2,897,260 Class A ordinary shares with a par value of US$0.0001 per share (“Class A ordinary shares”) for issuance pursuant to the Registrant’s 2023 Equity Incentive Plan, as amended (the “Plan”). Amendment No. 1 to the Plan (the “Plan Amendment”) approved by the Company’s shareholder at its Annual General Meeting held on March 27, 2025. These additional Class A ordinary shares are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-279191) (the “Prior Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2024. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Prior Registration Statement is hereby incorporated by reference and made a part of this Registration Statement on Form S-8 (except to the extent expressly superseded herein).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s audited financial statements included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025 filed with the Commission on July 2, 2025 (the “Annual Report”);

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2025 and June 25, 2025;

(c)	The description of the Registrant’s Class A ordinary shares contained in Exhibit 4.4 to the Registrant’s Annual Report.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our directors and executive officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default. We entered into agreements with our directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in the our memorandum and articles of association. We have also purchased a policy of directors’ and executive officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and executive officers.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Second Amended & Restated Memorandum and Articles of Association of Aeries Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on April 2, 2025).

5.1	Opinion of Maples & Calder (Cayman) LLP.

23.1	Consent of Maples & Calder (Cayman) LLP (included in Exhibit 5.1)

23.2	Consent of Manohar Chowdhry & Associates, independent registered accounting firm for Aeries Technology, Inc.

24.1	Power of Attorney (included on signature page)

99.1	Aeries Technology, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company’s current report on Form 8-K filed with the Commission on November 13, 2023).

99.2	Amendment No. 1 to the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on June 11, 2024).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on July 2, 2025.

Aeries Technology, Inc.

By:	/s/ Ajay Khare
Ajay Khare
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ajay Khare, Daniel S. Webb, and Venu Raman Kumar, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Aeries Technology, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ajay Khare	Chief Executive Officer and Director	July 2, 2025
Ajay Khare	(Principal Executive Officer)

/s/ Daniel S. Webb	Chief Financial Officer and Chief Investment Officer	July 2, 2025
Daniel S. Webb	(Principal Financial and Accounting Officer)

/s/ Venu Raman Kumar	Director and Chairman of the Board	July 2, 2025
Venu Raman Kumar

/s/ Sudhir Appukuttan Panikassery	Director and Vice-Chairman of the Board	July 2, 2025
Sudhir Appukuttan Panikassery

/s/ Alok Kochhar	Director	July 2, 2025
Alok Kochhar

/s/ Biswajit Dasgupta	Director	July 2, 2025
Biswajit Dasgupta

/s/ Nina B. Shapiro	Director	July 2, 2025
Nina B. Shapiro

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